ARMOUR RESIDENTIAL REIT, INC.
CONFIRMS MONTHLY DIVIDENDS FOR Q2 2014

VERO BEACH, Fla. – April 3, 2014 -- ARMOUR Residential REIT, Inc. (NYSE: ARR, ARR PrA and ARR PrB) (“ARMOUR” or the “Company”) today confirmed the Q2 2014 monthly cash dividends for the Company's Common Stock and Series A and Series B Preferred Stock.

Q2 2014 Common Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2014	$0.05	April 15, 2014	April 29, 2014
May 2014	$0.05	May 15, 2014	May 29, 2014
June 2014	$0.05	June 16, 2014	June 27, 2014

Q2 2014 Series A Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2014	$0.171875	April 15, 2014	April 28, 2014
May 2014	$0.171875	May 15, 2014	May 27, 2014
June 2014	$0.171875	June 15, 2014	June 27, 2014

Q2 2014 Series B Preferred Stock Dividend Information

Month	Dividend	Holder of Record Date	Payment Date
April 2014	$0.1640625	April 15, 2014	April 28, 2014
May 2014	$0.1640625	May 15, 2014	May 27, 2014
June 2014	$0.1640625	June 15, 2014	June 27, 2014

Certain Tax Matters
ARMOUR has elected to be taxed as a real estate investment trust (“REIT”) for U.S. Federal income tax purposes. In order to maintain this tax status, ARMOUR is required to timely distribute substantially all of its ordinary REIT taxable income. Accordingly, ARMOUR may increase the amount of one or more announced dividends before the applicable record date or may declare supplemental dividends, if necessary to meet this tax requirement. Dividends paid in excess of REIT taxable income for a fiscal year (including any taxable income carried forward from the previous year) will generally not be taxable to stockholders.
About ARMOUR Residential REIT, Inc.
ARMOUR is a Maryland corporation that invests primarily in fixed rate residential, adjustable rate and hybrid adjustable rate mortgage-backed securities issued or guaranteed by U.S. Government-sponsored entities. ARMOUR is externally managed and advised by ARMOUR Residential

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ARMOUR Residential REIT, Inc. Confirms Monthly Dividends for Q2 2014

April 3, 2014

Management LLC, an investment advisor registered with the Securities and Exchange Commission (“SEC”).
Safe Harbor
This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. The Company disclaims any obligation to release publicly any updates or revisions to any forward-looking statement to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Additional Information and Where to Find It
Investors, security holders and other interested persons may find additional information regarding the Company at the SEC's Internet site at http://www.sec.gov/, or the Company website at http://www.armourreit.com, or by directing requests to: ARMOUR Residential REIT, Inc., 3001 Ocean Drive, Suite 201, Vero Beach, Florida 32963, Attention: Investor Relations.
Investor Contact:

James R. Mountain
Chief Financial Officer
ARMOUR Residential REIT, Inc.
(772) 617-4340

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